Exhibit 99.1

2320 NW 66TH COURT

GAINESVILLE, FL 32653

352-377-1140

FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE:

Exactech 2003 Revenue Up 20%. Net Income Up 22% to

$6.5 Million or $.57 EPS.

Gainesville, FL, February 11, 2004 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for fiscal year 2003 increased 20% to $71.3 million from $59.3 million in 2002. Net income for the year grew 22% to $6.5 million, or $.57 per diluted share, from $5.3 million, or $.48 per diluted share, in 2002.

For the fourth fiscal quarter ended December 31, 2003, revenue increased 15% to $18.5 million from $16.0 million in the fourth quarter of 2002. Net income for the fourth quarter was $1.8 million, or $.15 per diluted share, compared to $1.6 million, or $.14 per diluted share, in the fourth quarter of 2002.

Exactech Chairman and CEO Bill Petty, MD, said, “The year 2003 was a year of important progress and growth for Exactech as our Optetrak® knee products gained further market share and we made valuable headway in our tissue services activities. We benefited from excellent international sales and realized important operational improvements resulting in enhanced gross margins. We expanded our headquarters building in Gainesville providing us with new internal manufacturing capabilities, an enlarged quality control area, and state-of-the art educational and training facilities for our sales representatives and surgeons who use our products.

“Following our two-for-one stock split, we continued to gain favorable attention in the financial community with our inclusion in the Russell 2000 Index.

“Global sales from our knee product lines were up 23% to $41.3 million for the year and up 20% to $10.7 million in the fourth quarter. Sales of hip products in 2003 rose 4% to $14.9 million but decreased 3% in the fourth quarter to $3.7 million. Sales of our hip products in 2003 were disappointing, but we expect to record improvements in the second half of 2004 through growth of existing hip products which will be supplemented by the introduction of our new line of reduced trauma instruments for minimally invasive surgery and a new press fit primary hip system.”

Revenue from tissue services for the year rose 34% in 2003 to $9.7 million and for the fourth quarter was up 22% to $2.6 million compared to the fourth quarter of 2002,” Petty said.

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Exactech, Inc.

Petty added, “International sales for the year rose 37% to $12.9 million from $9.4 million in 2002. These sales represented 18% of total sales in 2003 compared with 16% of total sales the previous year. In the fourth quarter international sales rose 15% to $3.5 million from $3.0 million in the same quarter of the prior year. These sales represented 19% of total sales for the quarter, the same as the fourth quarter of 2002.

“Our strong balance sheet allowed Exactech to make several strategic investments during 2003, extending Exactech’s capabilities into total shoulder systems and providing entry for us into the growing spinal products market through Altiva.

“We stepped up our research and development activities, further strengthening our development pipeline of new value added products that will be important to our future success, including new technologies such as polycrystalline diamond compact technology for total hip implants. Our orthobiologics strategy calls for developing next generation synthetic products, which we believe are very promising.

“Looking forward, we expect to benefit from the roll out of new products including the expansion of our Optetrak® knee product line to include our new asymmetric knee, continuing operational improvements, and further strengthening the quality and size of our sales force. We are focused on our goal of becoming a major force in the quickly evolving and highly promising orthobiologic market where the demographics and pricing environment are increasingly attractive.”

Chief Financial Officer Jody Phillips said, “Total operating expenses rose 23% to $38.6 million for the year. In the fourth quarter, operating expenses were up 19% to $10.0 million. The annual operating expense increase was led by a 33.7% increase in R&D expenses to $3.7 million from $2.8 million in 2002 as we continued to invest in the new product pipeline. General and administrative expenses increased 23% to $7.5 million from $6.1 million in 2002 largely due to product liability and insurance costs. Sales and marketing expenses rose 22.6% to $21.6 million reflecting increased sales commissions associated with greater sales volume.

“We were pleased with the progress we made in a number of financial metrics during 2003. Gross margins improved to 67.6% compared with 67.0% in 2002 due to increases in average selling prices and cost reductions resulting from increased internal manufacturing. Return on average equity was 13.6%, an improvement from 13.1% in 2002. Return on average equity is calculated based on average shareholder equity. Inventory turns for the year were 1.03 compared with .97 in 2002,” Phillips said.

Looking forward, Exactech currently anticipates revenue for the year 2004 of $81 million to $90 million. The company anticipates diluted earnings per share for the year 2004 in the range of $.64 to $.67. For the first quarter ending March 31, 2004, the company targets revenue in the range of $18.5 million to $21.0 million and diluted earnings per share in the range of $0.14 to $0.16. The foregoing statements regarding targets for the quarter and the year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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Exactech, Inc.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The results referenced above and the attached financial statements are unaudited.

The company has scheduled a conference call on Thursday February 12th at 10:00 a.m. Eastern. To participate in this call, please telephone (800) 340-5256 any time after 9:55 a.m. on February 12th. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days at http://www.firstcallevents.com/service/

ajwz398446142gf12.html. You will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com.

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
NET SALES	$18,470	$16,044	$71,255	$59,302

COST OF GOODS SOLD	5,798	5,252	23,093	19,578

Gross profit	12,672	10,792	48,162	39,724

OPERATING EXPENSES:
Sales and marketing	5,695	4,720	21,600	17,616
General and administrative	1,903	1,717	7,496	6,119
Research and development	972	790	3,748	2,803
Depreciation and amortization	951	721	3,516	2,954
Royalties	513	482	2,282	1,963

Total operating expenses	10,034	8,430	38,642	31,455

INCOME FROM OPERATIONS	2,638	2,362	9,520	8,269

OTHER INCOME (EXPENSE):
Interest income	5	7	30	23
Litigation settlement, net of costs	250	232	1,000	438
Interest expense	(60)	(55)	(190)	(172)
Foreign currency exchange loss	(47)	(31)	(92)	(59)
Equity in net (loss) income of other investments	(59)	9	(62)	(10)

INCOME BEFORE INCOME TAXES	2,727	2,524	10,206	8,489

PROVISION FOR INCOME TAXES	973	950	3,705	3,168

NET INCOME	$1,754	$1,574	$6,501	$5,321

BASIC EARNINGS PER SHARE	$0.16	$0.14	$0.59	$0.49

DILUTED EARNINGS PER SHARE	$0.15	$0.14	$0.57	$0.48

SHARES—BASIC	11,010	10,882	10,975	10,777

SHARES—DILUTED	11,557	11,328	11,471	11,092

EXACTECH, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,506	$3,651
Trade receivables, net of allowance of $782 and $602	13,577	12,686
Prepaid expenses and other assets, net	938	750
Inventories	24,824	20,038
Deferred tax assets	479	364

Total current assets	43,324	37,489

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	8,720	7,389
Surgical instruments	14,330	13,262
Furniture and fixtures	1,635	820
Facilities	7,968	5,340

Total property and equipment	33,518	27,676
Accumulated depreciation	(11,117)	(9,826)

Net property and equipment	22,401	17,850

OTHER ASSETS:
Product licenses and designs, net	309	363
Deferred financing costs, net	138	164
Other investments	1,062	86
Advances and deposits	428	7
Patents and trademarks, net	2,636	807

Total other assets	4,573	1,427

TOTAL ASSETS	$70,298	$56,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,272	$3,758
Income taxes payable	(40)	343
Current portion of long-term debt	590	353
Commissions payable	1,540	1,150
Royalties payable	526	491
Other liabilities	1,814	450

Total current liabilities	9,702	6,545

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,790	1,882
Long-term debt, net of current portion	6,499	4,313

Total long-term liabilities	9,289	6,195

Total liabilities	18,991	12,740

SHAREHOLDERS’ EQUITY:
Common stock	110	109
Additional paid-in capital	21,149	20,370
Retained earnings	30,048	23,547

Total shareholders’ equity	51,307	44,026

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,298	$56,766